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                                  EXHIBIT 4.2





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                       LARK SEQUENCING TECHNOLOGIES, INC.

                             1990 STOCK OPTION PLAN
                        INCENTIVE STOCK OPTION AGREEMENT


         Under the terms and conditions of the Lark Sequencing Technologies, Inc. 1990 Stock Option Plan (the "Plan") sponsored by Lark Sequencing Technologies, Inc., a Delaware corporation (the "Company"), a copy of which is attached hereto and incorporated herein by reference, the Company hereby grants to _______________________________________________, the option to purchase
__________________ shares of the Company's Common Stock, at the price of $__________________________ per share, subject to adjustment as provided in the Plan.

         This option shall be for a term commencing on the date hereof and ending ________________________, 20____. Further, this option shall terminate on the earlier of such expiration date or one day less than three months following the severance of the employment relationship between the Company and the optionee for any reason, for or without cause, other than the death or permanent and total disability of the optionee in which case this option shall terminate on the earlier of such expiration date or one day less than one year following the death or total and permanent disability of the optionee. It is intended that the option hereby granted shall constitute an "incentive" stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

         This option shall be exercisable at the following rate and in the following manner:

         50% of the shares subject to this option shall vest on the date hereof and the remaining 1/12 of the remaining amount on a monthly basis thereafter for each month during which said individual continues to perform services to the Corporation and agrees to be bound by all the terms and conditions of the Plan.

         Granted the _____ day of ________________________________, 19____.


                                            LARK SEQUENCING TECHNOLOGIES, INC.



                                            ___________________________________
                                            Title: President

         I hereby acknowledge receipt of a Copy of the above referenced Plan and the attached Incentive Stock Option Agreement.

ACCEPTED:



_____________________________________
Optionee





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